|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford Fusion, Explorer, Transit Connect Post Record Sales Performance for September

•	Ford Fusion posts best September ever, its fifth straight month of record performance and best year-to-date sales results since launch in 2005

•	Ford Explorer has its best September sales performance since 2006; Transit Connect sales increase 30 percent, providing best-ever September performance

•	Lincoln achieves its best September sales results since 2010

•	Ford Motor Company U.S. retail sales of 137,297 vehicles for September represent best results in seven years, fleet sales down 14 percent, total sales down 3 percent

DEARBORN, Mich., Oct. 1, 2014 — Ford Motor Company U.S. sales totaled 180,175 vehicles in September, down 3 percent from a year ago. Retail sales of 137,297 vehicles increased
2 percent.

Ford’s overall sales continue to be tempered by managed F-Series volumes and planned reductions in 2014 daily rental volumes. In September, daily rental sales were down 40 percent. Overall fleet sales of 42,878 vehicles declined 14 percent.

“Fusion is selling strong, with five straight months of record performance and California driving more than 20 percent of our retail growth this year - more than any other state,” said John Felice, Ford vice president, U.S. Marketing, Sales and Service. “Lincoln produced its best sales results in seven years with the recent introduction of our all-new Lincoln MKC.”

Fusion’s September sales totaled 21,693 vehicles — an increase of 9 percent and the car’s best September sales performance since launch in 2005. Retail sales increased 11 percent for the month, with some of the strongest increases coming from Houston and San Francisco — up 38 percent and 32 percent, respectively.

Ford Explorer, America’s best-selling midsize utility, saw 13,770 total sales for the month — a 1 percent increase and the vehicle’s best September performance since 2006. Transit Connect sales increased 30 percent, marking a record September result with 4,132 vehicles sold.

Lincoln MKC sales continue to increase, as Lincoln sales of 7,257 vehicles saw a 12 percent gain, providing the brand with its best September sales since 2010.

# # #

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 186,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.